CONSULTANCY AGREEMENT

This Consultancy Agreement (the “Agreement”) is made and entered into this August 17, 2015 (the “Effective Date”) by and between Lans Holdings Inc. with its principal place of business located at 801 Brickell Avenue Suite 900, Miami FL, 33131. (the “Company”) and Rudy Romeiro, with his principal place of business located at 2262 Discovery Circle, Deerfield Beach, FL 33442 (the “Consultant”) (hereinafter referred to individually as a “Party” and collectively as “the Parties”).

WHEREAS, the Company is in the business of providing payment processing systems;

WHEREAS, the Consultant has expertise in the area of development and management of payment processing systems; and

WHEREAS, the Company desires to engage the Consultant to provide certain services in the area of Consultant’s expertise and the Consultant is willing to provide such services to the Company;

NOW, THEREFORE, the Parties hereby agree as follows:

1. Engagement and Services

(a) Engagement. The Company hereby engages the Consultant to provide and perform the services set forth in Exhibit A attached hereto (the “Services”), and the Consultant hereby accepts the engagement.

(b) Standard of Services. All Services to be provided by Consultant shall be performed with promptness and diligence in a workmanlike manner and at a level of proficiency to be expected of a consultant with the background and experience that Consultant has represented it has. The Company shall provide such access to its information, property and personnel as may be reasonably required in order to permit the Consultant to perform the Services.

(c) Tools, Instruments and Equipment. Consultant shall provide Consultant’s own tools, instruments and equipment and place of performing the Services, unless otherwise agreed between the Parties.

(d) Representation and Warranty. Consultant represents and warrants to the Company that it is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement or which will interfere with the performance of the Services.

2. Consultancy Period

(a) Commencement. This Agreement shall commence on the Effective Date and shall remain in effect until the completion of the Services or the earlier termination of this Agreement as provided in Article 2 (b) (the “Consultancy Period”).

(b) Termination. This Agreement may be terminated by the Company, without cause and without liability, by giving thirty (30) calendar days written notice of such termination to the Consultant. This Agreement may be terminated by either Party by giving seven (7) calendar days written notice of such termination to the other Party in the event of a material breach by the other Party. “Material breach” shall include: (i) any violation of the terms of Articles 1 (d), 3, 4, 5, 6, 8, 10 and 11.

(ii) any other breach that a Party has failed to cure within fourteen (14) calendar days after receipt of written notice by the other Party, (iii) the death or physical or mental incapacity of Consultant or any key person performing the Services on its behalf as a result of which the Consultant or such key person becomes unable to continue the proper performance of the Services, (iv) an act of gross negligence or wilful misconduct of a Party, and (v) the insolvency, liquidation or bankruptcy of a Party.

(c) Effect of Termination. Upon the effective date of termination of this Agreement, all legal obligations, rights and duties arising out of this Agreement shall terminate except for such legal obligations, rights and duties as shall have accrued prior to the effective date of termination and except as otherwise expressly provided in this Agreement.

3. Consultancy Fee and Expenses

(a) Consultancy Fee. In consideration of the Services to be rendered hereunder, the Company shall pay Consultant a Consultancy fee at the rates and payable at the time and pursuant to the procedures set forth in Exhibit A (the “Consultancy Fee").

(b) Expenses. Consultant shall be entitled to reimbursement for all pre-approved expenses reasonably incurred in the performance of the Services, upon submission and approval of written statements and receipts in accordance with the then regular procedures of the Company.

(c) Payment. The Consultant shall submit to the Company a monthly invoice detailing the Services performed during the month and the amount due. All such invoices shall be due and payable within thirty (30) calendar days by the Company.

4. Work Product and License

(a) Defined. In this Agreement the term "Work Product" shall mean all work product generated by Consultant solely or jointly with others in the performance of the Services, including, but not limited to, any and all information, notes, material, drawings, records, coding, diagrams, formulae, processes, technology, firmware, software, know-how, designs, ideas, discoveries, inventions, improvements, copyrights, trademarks and trade secrets.

(b) Ownership. Consultant agrees to assign and does hereby assign to Company all right, title and interest in and to the Work Product. All Work Product shall be the sole and exclusive property of the Company and Consultant will not have any rights of any kind whatsoever in such Work Product.

Consultant agrees, at the request and cost of Company, to promptly sign, execute, make and do all such deeds, documents, acts and things as Company may reasonably require or desire to perfect Company's entire right, title, and interest in and to any Work Product.

Consultant will not make any use of any of the Work Product in any manner whatsoever without the Company’s prior written consent. All Work Product shall be promptly communicated to Company.

(c) License. In the event that Consultant integrates any work that was previously created by The Company into any Work Product, the Consultant shall grant to, and Company is hereby granted, a worldwide, royalty-free, perpetual, irrevocable license to exploit the incorporated items, including, but not limited to, any and all copyrights, patents, designs, trade secrets, trademarks or other intellectual property rights, in connection with the Work Product in any manner that Company deems appropriate. Consultant warrants that it shall not knowingly incorporate into any Work Product any material that would infringe any intellectual property rights of any third party.

5. Confidential Information

(a) Defined. In this Agreement the term “Confidential Information” shall mean the Work Product and any and all information relating to the Company’s business, including, but not limited to, research, developments, product plans, products, services, diagrams, formulae, processes, techniques, technology, firmware, software, coding, know-how, designs, ideas, discoveries, inventions, improvements, copyrights, trademarks, trade secrets, customers, suppliers, markets, marketing, finances disclosed by Company either directly or indirectly in writing, orally or visually, to Consultant. Confidential Information does not include information which:

(i) is in or comes into the public domain without breach of this Agreement by the Consultant,

(ii) was in the possession of the Consultant prior to receipt from the Company and was not acquired by the Consultant from the Company under an obligation of confidentiality or non-use,

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(iii) is acquired by the Consultant from a third party not under an obligation of confidentiality or non-use to the Company, or

(iv) is independently developed by the Consultant without use of any Confidential Information of the Company.

(b) Obligations of Non-Disclosure and Non-Use. Unless otherwise agreed to in advance and in writing by the Company, Consultant will not, except as required by law or court order, use the Confidential Information for any purpose whatsoever other than the performance of the Services or disclose the Confidential Information to any third party.

Consultant may disclose the Confidential Information only to those of its employees who need to know such information. In addition, prior to any disclosure of such Confidential Information to any such employee, such employee shall be made aware of the confidential nature of the Confidential Information and shall execute, or shall already be bound by, a non-disclosure agreement containing terms and conditions consistent with the terms and conditions of this Agreement. In any event, Consultant shall be responsible for any breach of the terms and conditions of this Agreement by any of its employees. Consultant shall use the same degree of care to avoid disclosure of the Confidential Information as it employs with respect to its own Confidential Information of like importance, but not less than a reasonable degree of care.

(c) Return of Confidential Information. Upon the termination or expiration of this Agreement for any reason, or upon Company’s earlier request, Consultant will deliver to Company all of Company’s property or Confidential Information in tangible form that Consultant may have in its possession or control. The Consultant may retain one copy of the Confidential Information in its legal files.

6. Interference with Business

(a)	Non-Competition. During the term of this Agreement and for one (1) year thereafter, Consultant will engage in no business or other activities which are, directly or indirectly, competitive with the business activities of the Company without obtaining the prior written consent of the Company.

Exemption. The Company acknowledges that The Consultant currently acts as Owner of Power IT Up Consulting LLC and may continue to do so for the duration of this contract.

(b) Non-Solicitation. Consultant agrees that for a period of one (1) year after termination of this Agreement, Consultant shall not:

(i) divert or attempt to divert from the Company any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, or

(ii) employ, solicit for employment, or recommend for employment any person employed by the Company, during the Consultancy Period and for a period of one (1) year thereafter.

7. Insurance

Consultant shall maintain at its sole expense liability insurance covering the performance of the Services by Consultant. Such insurance coverage shall have limits and terms reasonably satisfactory to Company, and Company may require Consultant to provide to Company a certificate of insurance evidencing such coverage.

8. Independent Contractor

The Consultant agrees that all Services will be rendered by it as an independent contractor and that this Agreement does not create an employer-employee relationship between the Consultant and the Company. The Consultant shall have no right to receive any employee benefits provided by the Company to its employees. Consultant agrees to pay all taxes due in respect of the Consultancy Fee and to indemnify the Company in respect of any obligation that may be imposed on the Company to pay any such taxes or resulting from Consultant’s being determined not to be an independent contractor. This Agreement does not authorize the Consultant to act for the Company as its agent or to make commitments on behalf of the Company.

9. Force Majeure

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Either Party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature.

The obligations and rights of the Party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the Parties’ respective obligations hereunder shall resume.

In the event the interruption of the excused Party’s obligations continues for a period in excess of fourteen (14) calendar days, either Party shall have the right to terminate this Agreement upon seven (7) calendar days’ prior written notice to the other Party.

10. Non-Publicity

The Company is a US Public Company and as such is subject to certain reporting and disclosure requirements. Each of Company and Consultant agree not to disclose outside of their regulatory scope, the existence or contents of this Agreement to any third party without the prior written consent of the other Party except: (i) to its advisors, attorneys or auditors who have a need to know such information, (ii) as required by law or court order, (iii) as required in connection with the reorganization of a Party, or its merger into any other corporation, or the sale by a Party of all or substantially all of its properties or assets, or (iv) as may be required in connection with the enforcement of this Agreement.

11. Assignment

The Services to be performed by Consultant hereunder are personal in nature, and Company has engaged Consultant as a result of Consultant’s expertise relating to such Services. Consultant, therefore, agrees that it will not assign, sell, transfer, delegate or otherwise dispose of this Agreement or any right, duty or obligation under this Agreement without the Company’s prior written consent. Nothing in this Agreement shall prevent the assignment by the Company of this Agreement or any right, duty or obligation hereunder to any third party.

12. Injunctive Relief

Consultant acknowledges that a violation of Article 5 or 6 would cause immediate and irreparable harm to the Company for which money damages would be inadequate. Therefore, the Company will be entitled to injunctive relief for Consultant’s breach of any of its obligations under the said Articles without proof of actual damages and without the posting of bond or other security. Such remedy shall not be deemed to be the exclusive remedy for such violation, but shall be in addition to all other remedies available at law or in equity.

13. Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of United States, without giving effect to any choice of law or conflict of law provisions. The Parties consent to the non-exclusive jurisdiction and venue in the courts of Nevada in the city of Las Vegas.

14. General

This Agreement constitutes the entire agreement of the Parties on the subject hereof and supersedes all prior understandings and instruments on such subject. This Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties.

No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion. Failure of either Party to enforce any provision of this Agreement shall not constitute a waiver of such provision or any other provision(s) of this Agreement.

Should any provision of this Agreement be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, such provision may be modified by such court in compliance with the law giving effect to the intent of the Parties and enforced as modified. All other terms and conditions of this Agreement shall remain in full force and effect and shall be construed in accordance with the modified provision.

15. Survival of Provisions

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The following provision of this Agreement shall survive the termination of this Agreement: Articles 2 (c), 3, 4, 5, 6, 7, 8, 10 and 15 and all other provisions of this Agreement that by their nature extend beyond the termination of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

Signed for and on behalf of

Lans Holdings Inc.

By: /s/ Trevor Allen

Name: Trevor Allen

Title: CEO

Signed for and on behalf of

Rudy Romeiro

By: /s/ Rudy Romeiro

Name: Rudy Romeiro

Title: Owner

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Exhibit A (the “Consultancy Services, Fee and Term")

TBD

1. Serve as Officer of the Company with title Chief Operations Officer

2. Contribute commercial ideas and opportunities to “further the business venture”

3. Participate in periodic meetings

a. Monthly meetings (Operations, Review of status of Technical Projects)

b. Bi weekly meetings (Recap of business strategy and IT to support revenue development efforts)

c. Quarterly review of your direct impact and role with the company and board meetings

4. Execution of Statements of Work, defined in Exhibit B. To be determined and approved for projects.

5. Compensation. In exchange for the above services, The Company will compensate the Consultant $2250.00 USD per month as retainer.

6. Upon signing, Consultant shall be issued shares in the total amount equal to fifteen thousand USD divided by the share value of the closing price on the date of signing.

Stock restrictions, for a period of six (6) months from issue date in accordance with the federal securities laws.

While serving as Officer of the Company all sales and transfers would have to be recorded, including such filings with the Securities and Exchange Commission as are required.

The initial term of the agreement is for twelve (12) months then will be reviewed and any relevant changes made to compensation and further terms.

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Exhibit B (the “Consultancy Services, Fee and Term")

Project Details if Applicable

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